Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-251800, 333-261272, 333-268504, 333-284771 and 333-292604 on Form S-8 of our report dated August 26, 2026, relating to the financial statements of Great Elm Group, Inc. appearing in this Annual Report on Form 10-K for the year ended June 30, 2026.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

August 26, 2026